Emerald Oil, Inc. Increases Production Guidance and Capital Expenditure Budget

Denver, CO – February 4, 2013 – Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) announces increased production guidance and capital spending budget in conjunction with its signed definitive agreement with White Deer Energy ("White Deer"). Emerald intends to use the proceeds from the $50 million investment by White Deer to purchase additional working interests in its operated drilling spacing units (“DSUs”) in McKenzie County, North Dakota and increase the Company’s 15-month capital expenditure budget.

Increased Production Guidance

Emerald has increased its production guidance to produce approximately 2,600 barrels of oil equivalent per day (“BOEPD”) by year end 2013, which is up from the Company’s previous guidance of approximately 2,000 BOEPD.

Increased Capital Expenditure Budget

Emerald has increased its 15-month budget from October 1, 2012 through December 31, 2013 to approximately $110 million, up from previous guidance of $72.5 million. The Company intends to spend approximately $10 million to acquire additional working interests in its operated DSUs in McKenzie County, North Dakota. Emerald intends to increase its average working interest on these operated wells to approximately 75%, up from previous guidance of 50%. As a result, the Company has now budgeted $82.5 million to drill and complete 10 gross (7.5 net) operated wells, up from previous guidance of $55.0 million for 10 gross (5.0 net) operated wells. Emerald maintains its previous guidance of spending $17.5 million to participate in the drilling and completion of 1.9 net non-operated wells over the 15-month period ending December 31, 2013.

Operations Update

During the fourth quarter of 2012, the Company averaged and is currently producing approximately 1,100 BOEPD from its non-operated program. Emerald has successfully drilled two operated wells and is in the process of drilling its third operated well with its continuous 1-rig drilling program in McKenzie County, North Dakota. The first three operated wells are scheduled to be batch completed by the end of the first quarter 2013.

At December 31, 2012, the Company had approximately $10.2 million cash on hand and $23.5 million borrowed under its existing credit facility.

Management Comments

McAndrew Rudisill, Emerald’s President stated, “We are excited to partner with White Deer. Their expertise and experience should prove a significant asset and the additional capital will allow us to increase our interest in our operated wells and accelerate our production growth in the Williston Basin.”

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of its approximate 47,000 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Following the completion of a pending transaction to sell approximately 31,000 net acres in the Sand Wash Basin in southwest Wyoming, Emerald will hold approximately 14,000 net acres in the Sand Wash Basin in northwest Colorado, prospective for oil in the Niobrara formation, and holds approximately 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the successful closing of and the amount of proceeds from transactions; expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com